FOR:	International Speedway Corporation
CONTACT:	Investor Relations (386) 681-6516

INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL
RESULTS FOR THE FOURTH QUARTER AND FULL-YEAR OF FISCAL 2013

~Provides 2014 Full-Year Financial Guidance~

DAYTONA BEACH, Fla. - January 28, 2014 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported financial results for its fiscal fourth quarter and full-year ended November 30, 2013.
“2013 was a banner year for our sport with TV ratings up, the launch of the Gen 6 car, fan enthusiasm surrounding Danica Patrick’s full season debut in the Sprint Cup series, and increasing diversity in the NASCAR fan base. All are signs that the Industry Action Plan is working,” stated Lesa France Kennedy, ISC Chief Executive Officer. “The exciting 2013 NASCAR season was capped off at our Homestead-Miami Speedway with a sixth Sprint Cup championship for Jimmy Johnson, the eleventh for Hendrick Motorsports.
“We are pleased to report solid results for our fourth quarter and full year 2013. Despite softness in certain markets and inclement weather impacting fourth quarter admissions, we are seeing encouraging signs of stabilization in our core business, driven by slowly improving economic conditions and solid consumer and corporate marketing strategies.
“ISC’s risk profile improved significantly during 2013 with the sale of our Staten Island property and NASCAR negotiating the largest TV rights contract in the sport’s history, giving us strong earnings visibility through 2024. There are very few industries that have their largest revenue stream locked in for the next eleven years.
“As a result, we feel increasingly confident about our financial condition and strategic initiatives to grow our business. In July we broke ground on the redevelopment of the frontstretch of Daytona International Speedway. I am pleased to report DAYTONA Rising is running at full speed, on schedule and on budget. We are highly optimistic that we will soon announce our first DAYTONA Rising founding sponsor agreement with a blue chip brand that shares our vision. In addition, our proposed mixed-use and entertainment destination project located directly across from Daytona International Speedway, ONE DAYTONA, is gaining steam.”

International Speedway Corporation - 4Q and Full-Year Fiscal 2013 Financial Results I 1

Fourth Quarter Comparison
Total revenues for the fourth quarter ended November 30, 2013 were approximately $188.7 million, compared to revenues of approximately $189.4 million in the prior-year period. Operating income was approximately $29.5 million during the period compared to approximately $41.4 million in the fourth quarter of fiscal 2012. In addition to the macroeconomic challenges, quarter-over-quarter comparability was impacted by:

•	Chicagoland Speedway held a NASCAR Camping World Truck Series event in the fourth quarter of fiscal 2013. The corresponding event was held in the third quarter of fiscal 2012.

•
During the fourth quarter of fiscal 2012, the Company expensed approximately $1.5 million, or $0.02 per diluted share, of certain ongoing carrying costs related to its Staten Island property. Similar costs in the fourth quarter of 2013 were diminimus.

•	During the fourth quarter of fiscal 2013, we recognized approximately $0.4 million in marketing and consulting costs that are included in general and administrative expense related to DAYTONA Rising.

•
Accelerated depreciation of $8.0 million, or $0.10 per diluted share, in the fourth quarter of fiscal 2013 was recorded due to shortening the service lives of certain assets associated with DAYTONA Rising and capacity management initiatives.

•
During the fourth quarter of fiscal 2013, the Company recognized charges of approximately $6.3 million, or $0.08 per diluted share, for losses associated with asset retirements primarily attributable to the removal of assets not fully depreciated in connection with DAYTONA Rising, capacity management initiatives, and other capital improvements. Included in these losses were approximately $3.0 million of expenditures related to demolition and/or asset relocation costs, the remaining charges were non-cash. In the fourth quarter of fiscal 2012, the Company recognized approximately $4.1 million, of similar non-cash charges.

•	During the fourth quarter of fiscal 2013, the Company recognized approximately $0.5 million in capitalized interest related to DAYTONA Rising. There was no comparable amount in fiscal 2012.
Net income for the fourth quarter was approximately $17.2 million, or $0.37 per diluted share, compared to net income of approximately $24.7 million, or $0.53 per diluted share, in the prior year period. Excluding marketing and consulting costs as well as capitalized interest incurred with DAYTONA Rising, accelerated depreciation, and losses associated with the retirements of certain other long-lived assets, non-GAAP (defined below) net income for the fourth quarter of 2013 was $25.8 million, or $0.55 per diluted share. Non-GAAP net income for the fourth quarter of fiscal 2012 was $28.3 million, or $0.61 per diluted share.
Full-Year Comparison
For the year ended November 30, 2013, total revenues were $612.6 million, compared to $612.4 million in 2012. Operating income for the full-year period was $78.7 million compared to $105.0 million in the prior year.
Year-over-year comparability was impacted by:

International Speedway Corporation - 4Q and Full-Year Fiscal 2013 Financial Results I 2

•
In fiscal 2013, we expensed approximately $2.8 million, or $0.04 per diluted share, of certain ongoing carrying costs related to our Staten Island property. During fiscal 2012, we expensed approximately $4.6 million of similar costs.

•
During fiscal 2013, we recognized a charge relating to a legal judgment of litigation involving certain ancillary facility operations of approximately $0.5 million, or $0.01 per diluted share. During fiscal 2012, we recognized a charge relating to a settlement of a litigation involving certain ancillary facility operations of approximately $1.2 million. There was no relationship between the judgment in 2013 and the settlement in 2012.

•
In fiscal 2013, we recognized approximately $1.5 million, or $0.02 per diluted share, in marketing and consulting costs that are included in general and administrative expense related to DAYTONA Rising. During fiscal 2012, we recognized approximately $0.4 million of similar costs.

•
During fiscal 2013, we recognized non-cash charges of approximately $15.4 million, or $0.20 per diluted share, of accelerated depreciation that was recorded due to shortening the service lives of certain assets associated with DAYTONA Rising and capacity management initiatives. There were no comparable amounts in fiscal 2012.

•
In fiscal 2013, we recognized charges of approximately $16.6 million, or $0.21 per diluted share, of losses associated with asset retirements primarily attributable to the removal of assets not fully depreciated in connection with DAYTONA Rising, capacity management initiatives and other capital improvements. Included in these losses were approximately $6.6 million of expenditures related to demolition and/or asset relocation costs, the remaining charges were non-cash. During fiscal 2012, we recognized approximately $11.1 million of similar charges.

•	In fiscal 2013, we recognized approximately $0.8 million, or $0.01 per diluted share, in capitalized interest related to DAYTONA Rising. There was no comparable amount in fiscal 2012.

•
During fiscal 2012, we recognized approximately $9.1 million in expenses, or $0.12 per diluted share, related to the redemption of the remaining $87.0 million principal 5.40 percent Senior Notes maturing in 2014.

•
In fiscal 2013, we recorded approximately $0.1 million, or less than $0.01 per diluted share, net gain on the sale of certain assets. In fiscal 2012, we recognized approximately $0.9 million of similar gains.

•
During fiscal 2013 , we recognized approximately $9.4 million of income from equity investments associated with a full year of operations for our Hollywood Casino at Kansas Speedway, which included a $1.1 million credit representing our equity interest share for previously paid property taxes related to resolution of amounts under appeal. During fiscal 2012, we recognized income of approximately $2.8 million from this equity investment, which included results of operations beginning in February 2012, net of charges related to certain start up costs through the opening.

Net income for the year-ended November 30, 2013, was $45.3 million, or $0.97 per diluted share, compared to a net income of $54.6 million, or $1.18 per diluted share in 2012. Excluding certain carrying costs related to the Staten Island property, legal judgment, marketing and consulting costs as well as capitalized interest

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incurred with DAYTONA Rising, accelerated depreciation, losses associated with the retirements of certain other long-lived assets, and the net gain on sale of certain assets, non-GAAP (defined below) net income for fiscal 2013, was $67.2 million, or $1.44 per diluted share. This is compared to non-GAAP net income for fiscal 2012 of $70.1 million, or $1.51 per diluted share.
GAAP to Non-GAAP Reconciliation
The following financial information is presented below using other than U.S. generally accepted accounting principles ("non-GAAP"), and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.
The adjustments for 2012 relate to carrying costs of the Company's Staten Island property, settlement of litigation, marketing and consulting costs incurred associated with DAYTONA Rising, losses associated with the retirements of certain other long-lived assets, loss on early redemption of debt and net gain on sale of certain assets.
The adjustments for 2013 relate to carrying costs of the Company's Staten Island property, legal judgment, marketing and consulting costs incurred associated with DAYTONA Rising, accelerated depreciation associated with DAYTONA Rising and capacity management initiatives, losses on retirements of certain other long-lived assets, capitalized interest associated with DAYTONA Rising and net gain on sale of certain assets.
The Company believes such non-GAAP information is useful and meaningful, and is used by investors to assess its core operations, which consist of the ongoing promotion of racing events at its major motorsports entertainment facilities. Such non-GAAP information adjusts for items that are not considered to be reflective of the Company's continuing core operations at its motorsports entertainment facilities. The Company believes that such non-GAAP information improves the comparability of its operating results and provides a better understanding of the performance of its core operations for the periods presented. The Company uses this non-GAAP information to analyze the current performance and trends and make decisions regarding future ongoing operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered independent of or as a substitute for results prepared in accordance with GAAP. The Company uses both GAAP and non-GAAP information in evaluating and operating its business and as such deemed it important to provide such information to investors.

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	Three Months Ended		Year Ended
	November 30, 2012	November 30, 2013	November 30, 2012	November 30, 2013
		(Unaudited)
	( In Thousands, Except Per Share Amounts )
Net income	$24,736	$17,205	$54,578	$45,292
Adjustments, net of tax:
Carrying costs related to Staten Island	919	8	2,780	1,728
Legal settlement/judgment	—	—	714	310
DAYTONA Rising project costs	206	230	229	913
Accelerated depreciation	—	4,848	—	9,358
Impairments / losses on retirements of long-lived assets	2,457	3,801	6,775	10,097
DAYTONA Rising project capitalized interest	—	(297)	—	(467)
Loss on early redemption of debt	—	—	5,560	—
Net gain on sale of certain assets	(9)	36	(566)	(46)
Non-GAAP net income	$28,309	$25,831	$70,070	$67,185
Per share data:
Diluted earnings per share	$0.53	$0.37	$1.18	$0.97
Adjustments, net of tax:
Carrying costs related to Staten Island	0.02	—	0.06	0.04
Legal settlement/judgment	—	—	0.01	0.01
DAYTONA Rising project costs	—	0.01	—	0.02
Accelerated depreciation	—	0.10	—	0.20
Impairments / losses on retirements of long-lived assets	0.06	0.08	0.15	0.21
DAYTONA Rising project capitalized interest	—	(0.01)	—	(0.01)
Loss on early redemption of debt	—	—	0.12	—
Net gain on sale of certain assets	—	—	(0.01)	—
Non-GAAP diluted earnings per share	$0.61	$0.55	$1.51	$1.44
From a marketing partnership perspective, the Company sold all of its 2013 NASCAR Sprint Cup and Nationwide series event entitlements and was within one percent of gross marketing partnership revenue target for the year.  Corporate support for ISC remains strong, despite the sluggish economy, which has influenced corporate budgets, sales and contract duration. The number of Fortune 500 companies invested in NASCAR remains higher than any other sport. Nearly one-in-four Fortune 500 companies use NASCAR as part of their marketing mix. For the second consecutive year, the number of Fortune 500 companies involved in NASCAR increased; and is an eight percent improvement over 2008.
For fiscal 2014, ISC has agreements in place for approximately 72 percent of its gross marketing partnership revenue target.  The Company has three of its available 20 NASCAR Sprint Cup Series event entitlements either open or not announced and eight of its fifteen NASCAR Nationwide Series event entitlements either open or not announced.  This is compared to last year at this time when it had approximately 76 percent of its gross marketing partnership revenue target sold and had entitlements for one NASCAR Sprint Cup and three NASCAR Nationwide entitlements either open or not announced.  The Company was very well positioned with

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corporate sales agreements in place and the number of major event entitlements secured as we entered the 2013 season.  While we are slightly behind these marks as we enter the 2014 season, we are comparable with the trends of previous years.
External Growth, Financing-Related and Other Initiatives
Capital Spending
The Company competes for the consumers' discretionary dollar with many entertainment options such as concerts and other major sporting events, not just other motorsport events. To better meet its customers' expectations, ISC is committed to improving the guest experience at its facilities through on-going capital improvements that position it for long-term growth.
In June 2013, ISC's board of directors endorsed a capital allocation plan for fiscal 2013 through fiscal 2017 to not exceed $600.0 million in capital expenditures over that period. The five-year capital expenditure plan encompasses all the capital expenditures for ISC's 13 major motorsports facilities, including DAYTONA Rising, as well as any equity commitments to undertake ONE DAYTONA. Of the endorsed five-year capital expenditure plan, DAYTONA Rising will account for between $375.0 million to $400.0 million of the $600.0 million.
Capital expenditures for projects at existing facilities, including those related to DAYTONA Rising, was approximately $85.5 million for ISC's 2013 fiscal year. In comparison, the Company spent approximately $82.9 million on capital expenditures for projects at its existing facilities in fiscal 2012. With the majority of the capital expenditures for DAYTONA Rising occurring in fiscal 2014 and 2015, the Company estimates capital expenditures, exclusive of capitalized interest, across all of ISC's existing facilities will be approximately $200.0 million for fiscal 2014 and approximately $180.0 million for fiscal 2015. With a target completion date of DAYTONA Rising in January 2016, capital expenditures will then decrease significantly with an expectation of capital expenditures for projects at all of ISC's existing facilities, exclusive of capitalized interest, to be between $60.0 to $70.0 million in fiscal 2016 and fiscal 2017.
DAYTONA Rising: Reimagining an American Icon
DAYTONA Rising is the redevelopment of the frontstretch of Daytona International Speedway, ISC's 54-year-old flagship motorsports facility, to enhance the event experience for fans, marketing partners, broadcasters and the motorsports industry.
The Company currently anticipates DAYTONA Rising to cost between $375.0 million to $400.0 million, excluding capitalized interest, which it expects to fund from cash on hand, cash from its operations, and potentially borrowings on its credit facility for a limited period of time. Total spending incurred for DAYTONA Rising was approximately $51.4 million for ISC's 2013 fiscal year. Based on the Company's current expectations of DAYTONA Rising, it has identified existing assets that are expected to be impacted by the redevelopment and that those assets will require accelerated depreciation or losses on asset retirements, totaling approximately $50.0 million over the approximate 26-month project time span. During fiscal 2013, the Company recognized accelerated

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depreciation and losses on retirement of assets totaling approximately $12.3 million.
Despite the Company not anticipating the need for additional long-term debt to fund this project, accounting rules dictate that the Company capitalizes a portion of the interest on existing outstanding debt during the construction period.  The Company estimates it will record approximately $22.0 million of capitalized interest from fiscal 2014 through fiscal 2016, with roughly half of the capitalized interest recorded in fiscal 2015.  In addition, ISC’s depreciation expense will increase between $12.0 million to $17.0 million beginning in fiscal 2016 to approximately $90.0 million to $100.0 million annually and then decrease, due to lower capital spending, to approximately $85.0 million to $90.0 million beginning in fiscal 2019.
The vision for DAYTONA Rising places an emphasis on enhancing the complete fan experience, beginning with five expanded and redesigned fan entrances, or injectors. Each injector will lead directly to a series of escalators and elevators that will transport fans to any of three different concourse levels, each featuring spacious and strategically-placed social "neighborhoods" along the nearly mile-long frontstretch.
A total of 11 neighborhoods, each measuring the size of a football field, will enable fans to meet and socialize during events without ever missing any on-track action, thanks to dozens of strategically-placed video screens in every neighborhood. The central neighborhood, dubbed the "World Center of Racing," features open sight-lines enabling fans to catch all the on-track action while celebrating the history of Daytona International Speedway and its many unforgettable moments throughout more than 50 years of racing.
Every seat in the Speedway frontstretch will be replaced with wider, more comfortable seating that will provide pristine sight-lines. There will also be more restrooms and concession stands per customer throughout the facility.
The Company expects that by providing its fans with a better experience as well as an expansive platform for its marketing partners, including an elevated hospitality experience, DAYTONA Rising, upon completion in 2016, will provide an immediate incremental lift in Daytona International Speedway's revenues of approximately $20.0 million, and earnings before interest, taxes, depreciation and amortization ("EBITDA”) lift of approximately $15.0 million with a mid-single-digit growth rate. The Company also currently anticipates the project to be accretive to its net income per share within three years of completion.
ONE DAYTONA
In August 2013, ISC entered into a 50/50 joint venture with Atlanta-based Jacoby Development, Inc. (“Jacoby”) to develop a mixed-use and entertainment destination, named ONE DAYTONA, located adjacent to our 188,000 square foot office building, the International Motorsports Center, on 189 acres the Company owns located directly across from Daytona International Speedway.
The preliminary conceptual designs for the first phase of ONE DAYTONA include 1.1 million square feet of world-class shopping, fine dining, upscale residential, hotels, offices, theater and other entertainment. Bass Pro Shops®, America's most popular outdoor store, and Cobb Theatres, the highly respected Southeastern-based

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exhibitor, have both signed letters of intent to anchor ONE DAYTONA. The joint venture is in active discussions with other potential anchor tenants for ONE DAYTONA.
The Company has approved land use entitlements for ONE DAYTONA to allow for up to 1.4 million square feet of retail/dining/entertainment, 2,500 seats in a movie theater, 660 hotel rooms, 1,350 units of residential, 567,000 square feet of additional office space and 500,000 square feet of commercial/industrial space.
Final designs are being completed for ONE DAYTONA, and the joint venture will incorporate the results of market studies, project costs and financing structures. Assuming favorable results, appropriate leasing considerations and potential local and state support, the joint venture expects to move forward with ONE DAYTONA within the next six to 12 months. The Company believes that a mixed-use retail/dining/entertainment development located across from its Daytona motorsports entertainment facility will be a successful project.
Hollywood Casino at Kansas Speedway
The Hollywood Casino at Kansas Speedway, a 50/50 joint venture with Penn National Gaming, Inc., which opened in February 2012, features a 95,000 square-foot casino with 2,000 slot machines and 52 table games, a 1,253 space parking structure as well as a sports-themed bar, dining and entertainment options. Penn National Gaming, Inc. is responsible for the operations of the casino.
Distributions from the joint venture for the year ended November 30, 2013, totaling $21.5 million, include $8.2 million received as a distribution from its profits included in net cash provided by operating activities on the Company's statement of cash flows. The remaining $13.3 million received was recognized as a return of capital from investing activities on its statement of cash flows. Subsequent to November 30, 2013, the Company received an additional $4.5 million distribution from the joint venture.
The Company's equity income for the year was approximately $9.4 million which includes a property tax credit received in June 2013 as a result of the casino successfully negotiating a resolution to its property tax appeal. ISC's share of the resolution of the appeal attributable to prior years' property taxes contributed approximately $1.1 million to the fiscal 2013 equity income amount.
Increased visibility on property taxes for the existing facility has led our casino joint venture to re-open consideration of the next phase, which is hotel and meeting space construction.  Per the Development Agreement with the Unified Government of Wyandotte County, Kansas, the casino is subject to a 1 percent of gross gaming revenue penalty if it has not commenced construction on a hotel development within two years of the February 2012 opening.  Penn National Gaming is currently evaluating construction costs, financing options and project returns for the hotel.  A decision on additional construction will be market-based and decided by the joint venture board. Recently, the Unified Government agreed to extend the construction commencement date until October 2014 if the casino joint venture commits to a timetable in May.

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Staten Island Property
On August 5, 2013, the Company announced that it sold its 676 acre parcel of property located in Staten Island, New York, to Staten Island Marine Development, LLC (“Marine Development”), for a total sales price of $80.0 million. The Company received approximately $7.5 million at closing and the remaining sales price was financed with the Company holding a secured mortgage interest in 380 Development as well as the underlying property. In addition, the Company previously received approximately $4.2 million for an option provided to the purchaser that is nonrefundable and does not apply to the $80.0 million sales price. In accordance with the terms of the agreement, the Company will receive the remaining purchase price of $72.5 million in payments of approximately $6.1 million plus interest on this mortgage balance due February 3, 2014 and $66.4 million due March 5, 2016. Interest on the latter mortgage balance will be paid 12 months after closing and then quarterly, in arrears.  As a result of the sale, the Company expects to receive a cash tax benefit of approximately $41.9 million, based on its current corporate tax rate. This cash tax benefit, when combined with the net proceeds from the sale, will provide the Company with approximately $118.0 million in incremental cash flow over the next several years.
Based on the level of Marine Development's initial investment at closing and continuing investment, the Company has accounted for the transaction using the cost recovery method and has deferred recognition of any profits, which include the option proceeds, and interest income until the carrying amount of the property is recovered, which will not be until the final payment is made.

Fiscal 2014 Financial Outlook
For fiscal 2014, the Company anticipates total revenues to range between $615.0 million and $630.0 million. The Company expects revenue related to admissions, corporate sales and food, beverage and merchandise to be stable year-over-year, while television rights for NASCAR’s top three racing series are expected to increase 3.9 percent to approximately $302.8 million. The low-end of the range primarily contemplates a similar decrease in consumer-related revenues that the Company experienced in fiscal 2013.
The Company expects certain expense increases for the year, including an approximate 2.2 percent increase in NASCAR's sanction fees and prize and point fund monies, and approximately 3.5 percent increase to motorsports and general and administrative expenses, primarily employee related costs and strategic spend supporting consumer marketing initiatives. The Company continues to invest in strategies that target the younger demographics and social media, as well as improving the guest experience at live events, including enhanced data connectivity and multi-media content distribution on mobile devices and high-definition video screens.
Recent organizational changes implemented at Americrown Service Corporation, the Company's subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise, aligned to better adapt to consumer and corporate demands resulted in improved margins for 2013, which are expected to be sustained in 2014 and beyond.

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As a result, the Company currently expects its fiscal 2014 EBITDA margin to range between 30.5 percent and 31.5 percent of total revenues. Deprecation and amortization expense is expected to be approximately $79.0 million, on a non-GAAP basis. The Company currently expects its 2014 operating margin to range between 17.5 percent and 19.0 percent of total revenues, on a non-GAAP basis. The Company's effective tax rate in 2014 will be approximately 38.5 percent to 39.5 percent.
The Company expects fiscal 2014 cash distributions from the casino joint venture to ISC will be in the $18.0 million to $20.0 million dollar range. Equity income from the casino is expected to be approximately $7.0 million to $9.0 million for the year. The low end of projections for 2014 include the aforementioned penalty equal to 1 percent of gross gaming revenue if the casino has not commenced construction on a hotel development within two years of the February 2012 opening. Equity income from the casino in 2013 was favorably impacted approximately $1.1 million related to a one-time property tax refund.
The Company currently expects a $0.02 per share increase in its annual dividend to $0.24 per share, contingent upon approval from ISC's Board of Directors. The Company's share repurchase program will continue to maintain opportunistic parameters based on levels of ISC's stock price. On a quarterly basis, the Company will review and adjust, if necessary, the parameters of its Stock Purchase Plan. At this time, the Company does not expect material share repurchases for fiscal 2014.
Based on all of the above assumptions, the Company expects fiscal 2014 non-GAAP earnings between $1.30 and $1.50 per diluted share. From an earnings perspective the fourth quarter will be the Company's most significant, followed by the second, first and third quarters.
ISC’s fiscal 2014 non-GAAP earnings per share guidance excludes any income statement impact attributable to the DAYTONA Rising project, including approximately $18.0 million non-capitalized costs and accelerated depreciation for removal of assets not fully depreciated, partially offset by approximately $7.0 million in capitalized interest expense. Also excluded are any costs related to legal settlements; gain or loss on sale of fixed assets; accelerated depreciation and future loss on retirements or relocation of certain long-lived assets which could be recorded as part of capital improvements other than DAYTONA Rising resulting in removal of assets prior to the end of their actual useful life.

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Event Schedule

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter		Full Fiscal Year
Series Name	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
NASCAR Sprint Cup	3	3	7	7	4	4	7	7	21	21
NASCAR Nationwide	1	1	5	5	4	4	5	5	15	15
NASCAR Camping World	1	1	2	2	1	1	5	5	9	9
IndyCar Series	0	0	0	0	1	0	0	1	1	1
ARCA RE/MAX	1	1	1	1	2	2	1	1	5	5
IMSA Tudor United Sportscar Championship Series	1	1	0	0	1	2	0	0	2	3
AMA Superbike/Supercross	0	0	1	1	0	0	0	0	1	1
	7	7	16	16	13	13	18	19	54	55

IMSA Tudor United Sportscar Championship Series
Grand-Am Road Racing merged with American LeMans forming IMSA Tudor United Sportscar Championship Series, which will return to Daytona International Speedway and Watkins Glen International in 2014. In the third quarter 2013, Kansas Speedway also hosted the Grand-Am Road Racing Series, which is not scheduled to return in 2014.
IndyCar Series
Auto Club Speedway will host its IndyCar Series event in the third quarter of fiscal 2014. The corresponding event was held in the fourth quarter of fiscal 2013.
In closing, Ms. France Kennedy stated, “In 2013 we strengthened the solid financial position that we have maintained over the years which affords us the ability to follow our disciplined capital allocation strategy and maintain our leadership position in the motorsports industry. There is a tremendous opportunity for the Company to grow stronger as economic conditions improve and we execute our strategic initiatives aligned with NASCAR's Industry Action Plan. We are well-positioned to balance commitments under our five year, $600 million capital allocation plan, which includes DAYTONA Rising as well as the ongoing capital needs of our business and other strategic opportunities. In addition to the execution of these important business strategies, returning capital to our shareholders continues to be an important component of ISC's long-term capital allocation strategy.”
Conference Call Details
The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 69156859.
A live Webcast will also be available at that time on the Company's Web site, www.internationalspeedwaycorporation.com, under the “Investor Relations” section. A replay will be available two hours after the end of the call through midnight Tuesday, February 11, 2014. To access, dial (855) 859-2056 and enter the code 69156859, or visit the “Investor Relations” section of the Company's Web site.

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International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.
The Company also owns and operates Motor Racing NetworkSM, the nation's largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. In addition, the Company has a 50 percent interest in the Hollywood Casino at Kansas Speedway. For more information, visit the Company's Web site at www.internationalspeedwaycorporation.com.
Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

International Speedway Corporation - 4Q and Full-Year Fiscal 2013 Financial Results I 12

Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended		Year Ended
	November 30, 2012	November 30, 2013	November 30, 2012	November 30, 2013
	(Unaudited)
REVENUES:
Admissions, net	$40,146	$37,916	$136,099	$129,824
Motorsports related	132,215	135,078	416,699	425,530
Food, beverage and merchandise	13,294	12,279	45,985	44,046
Other	3,793	3,395	13,584	13,240
	189,448	188,668	612,367	612,640
EXPENSES:
Direct:
Prize and point fund monies and NASCAR sanction fees	50,419	52,636	154,673	159,349
Motorsports related	38,328	38,470	125,072	125,928
Food, beverage and merchandise	10,287	9,428	35,642	33,150
General and administrative	25,023	25,023	102,958	104,925
Depreciation and amortization	19,878	27,327	77,870	93,989
Losses on retirements of long-lived assets	4,068	6,252	11,143	16,607
	148,003	159,136	507,358	533,948
Operating income	41,445	29,532	105,009	78,692
Interest income	22	38	102	96
Interest expense	(3,446)	(3,615)	(13,501)	(15,221)
Loss on early redemption of debt	—	—	(9,144)	—
Other	92	(60)	1,008	75
Equity in net income from equity investments	795	2,289	2,757	9,434
Income before income taxes	38,908	28,184	86,231	73,076
Income taxes	14,172	10,979	31,653	27,784
Net income	$24,736	$17,205	$54,578	$45,292

Dividends per share	$—	$—	$0.20	$0.22
Earnings per share:
Basic and diluted	$0.53	$0.37	$1.18	$0.97

Basic weighted average shares outstanding	46,425,869	46,508,514	46,386,355	46,470,647

Diluted weighted average shares outstanding	46,436,938	46,524,279	46,396,631	46,486,561

Comprehensive income	$24,867	$17,370	$55,223	$45,950

International Speedway Corporation - 4Q and Full-Year Fiscal 2013 Financial Results I 13

Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	November 30, 2012	November 30, 2013
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$78,379	$172,827
Receivables, less allowance	30,830	25,910
Inventories	3,020	2,619
Income taxes receivable	6,202	17,399
Deferred income taxes	2,029	3,122
Prepaid expenses and other current assets	7,159	13,965
Total Current Assets	127,619	235,842

Property and Equipment, net	1,362,186	1,276,976
Other Assets:
Equity investments	146,378	134,327
Intangible assets, net	178,649	178,628
Goodwill	118,791	118,791
Other	8,118	72,942
	451,936	504,688
Total Assets	$1,941,741	$2,017,506
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$2,513	$2,807
Accounts payable	12,630	27,669
Deferred income	42,818	35,679
Income taxes payable	1,941	—
Other current liabilities	16,849	15,907
Total Current Liabilities	76,751	82,062

Long-Term Debt	274,419	271,680
Deferred Income Taxes	328,223	366,531
Long-Term Deferred Income	10,455	8,604
Other Long-Term Liabilities	3,083	1,474
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized	260	261
Class B Common Stock, $.01 par value, 40,000,000 shares authorized	200	200
Additional paid-in capital	442,474	445,097
Retained earnings	811,172	846,235
Accumulated other comprehensive loss	(5,296)	(4,638)
Total Shareholders’ Equity	1,248,810	1,287,155
Total Liabilities and Shareholders’ Equity	$1,941,741	$2,017,506

International Speedway Corporation - 4Q and Full-Year Fiscal 2013 Financial Results I 14

Consolidated Statements of Cash Flows
(In Thousands)

	Year Ended
	November 30, 2012	November 30, 2013
	(Unaudited)
OPERATING ACTIVITIES
Net income	$54,578	$45,292
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	77,870	93,989
Stock-based compensation	1,874	2,533
Amortization of financing costs	1,605	1,397
Deferred income taxes	12,184	36,012
Income from equity investments	(2,757)	(9,434)
Distribution from equitee investee	—	8,216
Losses on retirements of long-lived assets, non-cash	8,055	10,023
Other, net	(829)	(26)
Changes in operating assets and liabilities
Receivables, net	5,268	4,920
Inventories, prepaid expenses and other assets	966	(479)
Accounts payable and other liabilities	(2,521)	3,658
Deferred income	(3,023)	(8,990)
Income taxes	(2,345)	(13,716)
Net cash provided by operating activities	150,925	173,395
INVESTING ACTIVITIES
Capital expenditures	(82,872)	(85,539)
Distribution from equity investee and affiliate	11,000	13,284
Equity investments and advances to affiliate	(51,984)	—
Proceeds from sale of Staten Island property	—	5,322
Other, net	1,423	646
Net cash used in investing activities	(122,433)	(66,287)
FINANCING ACTIVITIES
Proceeds under credit facility	130,000	—
Payments under credit facility	(180,000)	—
Proceeds from long-term debt	100,000	—
Payment of long-term debt	(89,306)	(2,513)
Deferred financing fees	(1,046)	—
Exercise of Class A common stock options	—	341
Cash dividends paid	(9,283)	(10,229)
Reacquisition of previously issued common stock	(10,556)	(259)
Net cash used in financing activities	(60,191)	(12,660)
Net (decrease) increase in cash and cash equivalents	(31,699)	94,448
Cash and cash equivalents at beginning of year	110,078	78,379
Cash and cash equivalents at end of year	$78,379	$172,827

International Speedway Corporation - 4Q and Full-Year Fiscal 2013 Financial Results I 15